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                          PLAN AND AGREEMENT OF MERGER
                                       OF
                        MENTOR GRAPHICS ACQUISITION, INC.
                                  WITH AND INTO
                                 ESCALADE CORP.

This Plan and Agreement of Merger (Agreement), made as of April 27, 2000 among Mentor Graphics Corporation, an Oregon corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070 (Mentor Graphics), Mentor Graphics Acquisition, Inc., a Delaware corporation (Sub), and Escalade Corp., a Delaware corporation, 2475 Augustine Drive, Santa Clara, Calif., 95054, (Escalade).

                                    RECITALS

A. Escalade is a corporation duly organized and existing under the laws of the State of Delaware, and Sub is a corporation duly organized and existing under the laws of the State of Delaware;

B. The authorized capital stock of Sub consists of 100 shares of Common Stock of which 100 shares are outstanding, all of which are owned by Mentor Graphics; and

C. The Boards of Directors of Escalade and of Sub (Constituent Corporations) deem it advisable that the Constituent Corporations merge into a single corporation pursuant to this Agreement, and the Constituent Corporations respectively desire to merge pursuant to this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

                                    AGREEMENT

                              ARTICLE I. THE MERGER

1.1      THE MERGER. Pursuant to the Delaware General Corporation Law (Delaware
         Code) and subject to and in accordance with the terms and conditions of this Agreement, Sub shall be merged with and into Escalade and the outstanding shares of the capital stock of Escalade shall be converted into a right to receive cash as described in Section 1.3 below. Escalade and Sub shall execute originals of the Certificate of Merger in the form attached as Exhibit A, to be filed with the Office of the Secretary of State of Delaware, on the Closing Date as defined in
         Section 1.4. The date and time at which the Certificate of Merger is duly filed shall be the effective time (Effective Time) of the merger of Sub with and into Escalade (Merger).

1.2 EFFECT OF THE MERGER. Upon consummation of the Merger, Sub shall be merged with and into Escalade in the manner and with the effect provided by the Delaware Code, the separate existence of Sub shall cease and thereupon Sub and Escalade shall be a single corporation subject to the Articles of Incorporation and Bylaws of Escalade.

1.3 CONVERSION OF SHARES IN THE MERGER. The manner and basis of converting shares of each of the Constituent Corporations shall be as follows:

         (a) ESCALADE SHARES. In accordance with Article IV.B.2.of the Amended and Restated Certificate of Incorporation of Escalade (Certificate), (i) each share of Preferred Stock of Escalade issued and outstanding immediately prior to the Effective Time (Preferred Shares) shall, by virtue of the Merger and at the Effective Time, be converted into a right to receive an amount of cash from Mentor Graphics equal to the Conversion Price defined below and (ii) because the amount to be distributed to holders of Preferred Shares will not equal or exceed the respective liquidation preferences of the holders of Preferred Shares, all shares of Common Stock of Escalade issued and outstanding immediately prior to the Effective Time (Common Shares) shall, by virtue of the Merger and at the Effective Time, be converted into a right to receive nothing.

                  The "Conversion Price" shall be determined by dividing the Aggregate Consideration (as defined below) by 47,124,796, which is the number of outstanding Preferred Shares.


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                  The "Aggregate Consideration" shall equal $3,500,000 reduced by (i) $177,500 which is the total amount payable by Escalade to three of its employees upon completion of the Merger pursuant to existing agreements, (ii) the total fees payable to Dain Rauscher Wessels for its services in connection with the Merger, which amount shall be certified to Mentor Graphics by Dain Rauscher Wessels at or prior to the Closing, and (iii) the total fees payable to Gunderson Dettmer for its services in connection with the Merger, which amount shall be certified to Mentor Graphics by Gunderson Dettmer at or prior to the Closing.

         (b) COMMON STOCK OF SUB. Each share of Sub common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be converted into one share of fully paid and nonassessable Escalade common stock. Thereafter Escalade shall deliver an appropriate certificate or certificates for the Escalade common stock to Mentor Graphics upon surrender for cancellation by Mentor Graphics of the certificate representing Sub common stock owned by Mentor Graphics.

         (c) SURRENDER OF ESCALADE CERTIFICATES. Upon and subsequent to the Effective Time, each holder of Preferred Shares outstanding prior to the Merger shall, upon presentation of a certificate or certificates representing such shares for surrender to Mentor Graphics, be entitled to receive promptly in exchange from Mentor Graphics the amount of cash into which such Preferred Shares shall have been converted pursuant to subsection 1.3(a). Such amount shall be paid by check mailed to the holder, or if the holder provides appropriate instructions, by wire transfer to an account specified by the holder.

1.4 CLOSING DATE. The closing for the consummation of the transactions contemplated by this Agreement (Closing) shall, unless another date or place is agreed to in writing by the parties, take place at the offices of Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon, on April 28, 2000 or as soon as practicable following the satisfaction of all conditions to Closing (Closing Date).

                     ARTICLE II. REPRESENTATIONS OF ESCALADE

Except as set forth in a schedule of exceptions delivered to Mentor Graphics prior to execution of this Agreement, Escalade represents and warrants to Mentor Graphics as follows:

2.1 ORGANIZATION, POWERS, QUALIFICATION AND AUTHORITY Escalade is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power to own and lease its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in every jurisdiction in which failure to qualify would have a material adverse effect on its business and financial condition. Escalade has the corporate power to enter into and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of Escalade, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally from time to time in effect. Escalade has delivered to Mentor Graphics true and complete copies of the Certificate of Incorporation and Bylaws of Escalade in effect on the date of this Agreement.

2.2 CAPITALIZATION The authorized stock of Escalade consists of 80,000,000 shares of Common Stock of which 6,644,545 are issued and outstanding, 7,024,878 shares of Series A Preferred Stock of which all are issued and outstanding, 689,932 shares of Series B Preferred Stock of which all are issued and outstanding, 2,463,581 shares of Series C Preferred Stock of which all are issued and outstanding, 18,503,770 shares of Series D Preferred Stock of which 18,498,801 are issued and outstanding, and 18,750,000 shares of Series E Preferred Stock of which 18,447,604 are issued and outstanding. All such issued and outstanding shares are owned, beneficially and of record by the shareholders listed on the shareholder list included in Schedule 2.2 and no other capital stock of Escalade is issued and outstanding. There are no subscriptions, options or other agreements or commitments, except as set forth in Schedule 2.2, obligating Escalade to issue any shares of its stock or securities convertible into its stock at the date of this Agreement, and there shall not be any others on the Closing Date. All outstanding options or warrants of Escalade will either terminate at or prior to the


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         Effective Time or will convert into a right to acquire an amount of cash less than the exercise price of such option or warrant.

2.3      FINANCIAL STATEMENTS AND TAXES

         (a) Escalade has furnished Mentor Graphics with copies of financial statements for Escalade which include income statements for all fiscal years since its inception and balance sheets for each year end, statements of changes in financial position, additional paid-in capital and retained earnings, since its inception and all federal and state tax returns, for the fiscal and calendar years since its inception. Except as otherwise disclosed to Mentor Graphics in writing prior to the date of this Agreement, such financial statements (i) are in accordance with the books and records of Escalade, (ii) are correct and complete, and (iii) present fairly the financial position and the results of operations of Escalade as of the respective dates indicated in accordance with generally accepted accounting principles applied on a consistent basis. Escalade does not have any material liability (absolute or contingent) which is not reflected in or shown on its balance sheet as of March 31, 2000 or in the notes to such statement (Escalade Balance Sheet). All the receivables of Escalade arose or will arise out of the sale of products in the ordinary course of business and have been collected or are collectible in amounts not less than the amounts carried on the books of Escalade net of any bad debt reserve reflected on the Escalade Balance Sheet. There are no offsets or other claims alleged which would materially reduce such amounts collectible on the receivables.

         (b) The amounts set up as provisions for taxes on the Escalade Balance Sheet are sufficient for the payment of all unpaid federal, foreign, state, county and local taxes accrued for all periods for which Escalade may be liable, whether in its own right, as transferee of the assets of, or as successor to, any other corporation or otherwise. Escalade has filed all tax returns, which are required to be filed by it; and all such returns and filings are true and correct. Escalade has paid or provided adequate reserves for all taxes which have become due pursuant to such returns or pursuant to any assessments received by it or which any of it is obligated to withhold from amounts owing to any employee, creditor or other third party. The federal income tax returns of Escalade have not been audited by the Internal Revenue Service for any past years or periods. Escalade has not waived any statute of limitations in respect of taxes, or agreed to any extension of time with respect to a tax assessment or deficiency.

2.4      ABSENCE OF UNDISCLOSED LIABILITY

         (a) Escalade has not made any written commitments to customers, except as contained in its customer agreements, which are reasonably anticipated to result in expenses (i) greater than $10,000 and (ii) which are in excess of ordinary customer support commitments.

         (b) Escalade is not, directly or indirectly, liable to (by discount, repurchase agreement or otherwise), or obligated in any way to, provide funds, or to guarantee or assume any debt, obligation or dividend of any corporation, association, partnership or other entity, other than Escalade, except endorsements made in the ordinary course of business in connection with the deposit of items for collection or as otherwise contemplated by this Agreement or an exhibit to this Agreement.

2.5 NOT IN DEFAULT All notes, mortgages and other obligations and agreements and other instruments for or relating to any borrowing (including assumed debt), effected by Escalade or to which any properties or assets of Escalade are subject are reflected on the Escalade Balance Sheet. Escalade has furnished, or will furnish prior to the Closing Date, Mentor Graphics true and complete copies of each such instrument. Escalade has performed all the obligations required to be performed by it to date and is not in default in any respect under any of the foregoing, and there has not occurred any event which with the passage of time or giving of notice or both would constitute such a default.

2.6 OWNERSHIP OF EQUIPMENT Escalade owns outright all equipment used in its business other than leased equipment, in each case free and clear of all liens or other encumbrances whatsoever.


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2.7      LEASES True copies of all leases and similar agreements under which
         Escalade is lessee of or operates any property, real or personal, except leases for items with an annual rental per item of less than $2,500, have been, or prior to the Closing Date will be, delivered to Mentor Graphics.

2.8 INTELLECTUAL PROPERTY Except as set forth in the schedule of exceptions, and except for rights granted to Escalade under commercially available software license agreements, Escalade has the exclusive right to use in any manner all patents, trademarks, trademark registrations, trade names, service marks, copyrights, trade secrets, know-how, technology and other intellectual property that is material or necessary to the conduct of its business (Technology). Except as set forth in the schedule of exceptions, to Escalade's knowledge, Escalade's use of the Technology does not conflict with or infringe upon any patents, trademarks, trade names, copyrights, licenses to use the same or other rights or property of others. Escalade has obtained all necessary U.S. government export license necessary to export its products to those countries in which it is distributing its products. Escalade is not aware that any employee or Shareholder is obligated under any contract (including any license, covenant, or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Escalade.

2.9 CONTRACTS True copies of all contracts, agreements and other instruments material to the conduct of Escalade's business and all contracts involving the transfer of Technology to or from Escalade, have been, or prior to the Closing Date will be, delivered to Mentor Graphics.

2.10 BENEFITS True copies of all pension, profit-sharing, bonus, deferred compensation, stock option, severance pay, medical and life insurance plans, and other employee benefit plans covering employees of Escalade and its employees, have been, or prior to the Closing Date will be, delivered to Mentor Graphics.

2.11 INSURANCE True copies of all policies of insurance covering Escalade have been, or prior to the Closing Date will be, made available by Escalade to Mentor Graphics. Escalade has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion.

2.12 LEGAL PROCEEDINGS Attached as Schedule 2.12 is a brief description of all actions, suits and proceedings pending or threatened against or affecting Escalade or its respective properties or business, at law or in equity and before or by any federal, state or other governmental body or any arbitration board, domestic or foreign. Escalade has no knowledge or notice of, any grounds which are currently expected to result in any other action, suit or proceeding, whether arising out of the sale of any allegedly defective product or otherwise. Escalade is not subject to or in default with respect to any order, injunction or decree of any court or federal, state, or other governmental body, domestic or foreign.

2.13 ABSENCE OF CHANGES Since March 31, 2000, Escalade has neither done nor agreed to do any of the following, other than as set forth in the schedules attached: (a) issue any stock, notes, or other corporate securities or debt instruments, or grant any options, warrants or other rights calling for the issue thereof, other than employee stock options for common stock; (b) incur, or become subject to, any indebtedness, obligation, or liability (absolute or contingent) except current liabilities and obligations incurred in the ordinary course of business; (c) pay any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Escalade Balance Sheet and current liabilities incurred since that date in the ordinary course of business; (d) declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchase or redeem any of its stock; (e) purchase or lease any real property; (f) mortgage, pledge or subject to lien, charge or any other encumbrance of any of its assets, tangible or intangible; (g) enter into any transaction other than in the ordinary course of business; (h) increase the rate of regular or special compensation payable or to become payable by it to any of its officers, employees, consultants, or agents over the rate being paid them at March 31, 2000, other than normal merit increases, or pay any severance or termination pay to any officer, employee or consultant other than pursuant to normal business practice; or (i) introduce any new or significantly changed method of management, operation or accounting in respect of its business or any of Escalade's assets, properties or rights.

2.14 ABSENCE OF CONFLICTING AGREEMENTS Except for compliance with the requirements of the Delaware Code and the Certificate, the execution, delivery and performance of this Agreement by Escalade does not require the


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         consent, waiver, approval, license or authorization of any person or public authority which has not been obtained, does not violate, with or without the giving of notice or the passage of time or both, any law applicable to Escalade and does not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Escalade pursuant to its Certificate or Bylaws or any mortgage, deed or trust, indenture or other agreement or instrument, or any order judgment or decree to which Escalade is a party or by which it is bound.

2.15 COMPLIANCE WITH LAWS Escalade has complied with all laws, ordinances, regulations and orders which have application to its business, the violation of which might have a material adverse effect on its financial condition or results of operations, and possesses all governmental licenses and permits material to and necessary in the conduct of its business, the absence of which might have a material adverse effect on its financial condition or results of operations. All such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any such licenses or permits.

2.16 CONDITION OF PERSONAL PROPERTY All equipment, machinery, and other material personal property of Escalade is in reasonable condition and repair, ordinary wear and tear excepted, and is available for service as required for the conduct of the business of Escalade as currently conducted.

2.17 ACCURACY OF REPRESENTATIONS AND WARRANTIES This Agreement and the schedules, exhibits and other documents delivered under this Agreement, taken as a whole, disclose all facts material to the assets, business and operations of Escalade and do not omit or misstate a material fact necessary in order to make the statements contained therein not misleading.

                 ARTICLE III. REPRESENTATIONS OF MENTOR GRAPHICS

Except as set forth in a schedule of exceptions delivered to Escalade prior to execution of this Agreement, Mentor Graphics represents and warrants to and agrees with Escalade as follows:

3.1 ORGANIZATION, POWERS, QUALIFICATION AND AUTHORITY Mentor Graphics is a corporation duly organized and in good standing under the laws of the State of Oregon, and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations under this Agreement. Sub is a corporation duly organized, validly existing and in good standing in the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the Merger. Mentor Graphics owns all the issued and outstanding shares of capital stock of Sub.

3.2 APPROVAL Subject to Section 7.5, the execution, delivery and performance of this Agreement by Mentor Graphics and Sub has been approved by all necessary corporate action and this Agreement constitutes the legal, valid and binding obligation of Mentor Graphics and Sub, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally from time to time in effect.

3.3 NO FURTHER APPROVAL Subject to Section 7.5, the execution, delivery and performance of this Agreement by Mentor Graphics and Sub does not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained, does not violate, with or without the giving of notice or the passage of time or both, any law applicable to Mentor Graphics or Sub and does not conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Mentor Graphics pursuant to its Articles of Incorporation or Bylaws or any material mortgage, deed or trust, indenture or other agreement or instrument, or any order, judgment or decree to which Mentor Graphics is a party or by which it is bound.

3.4 NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS The execution, delivery, and performance of this Agreement, and all other agreements contemplated by this Agreement, by Mentor Graphics will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Mentor Graphics is a party.


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3.5      GOVERNMENTAL AUTHORITIES Mentor Graphics is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery of this Agreement by Mentor Graphics and the consummation of the purchase and no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Mentor Graphics in connection with Mentor Graphics' execution, delivery, and performance of this Agreement and the consummation of the purchase.

                        ARTICLE IV. COVENANTS OF ESCALADE

4.1 ACCESS TO ESCALADE FACILITIES Escalade shall afford to representatives of Mentor Graphics and its agents, free and full access to the offices, properties, books and records of Escalade, in order that Mentor Graphics may have full opportunity to make such investigations as it shall desire of the affairs of Escalade.

4.2 BREACH OF REPRESENTATIONS AND WARRANTIES Escalade will not take any action which is intended to cause or constitute a breach of any of the representations and warranties set forth in Article II or which is intended to cause any of such representations and warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Escalade will give notice to Mentor Graphics and will use its best efforts to prevent or promptly to remedy such breach or inaccuracy.

4.3 SHAREHOLDER AND OTHER CONSENTS Escalade will immediately seek, and use its best efforts to obtain, the consent of all holders of Preferred Shares to (a) the approval of the Merger pursuant to the nonunanimous consent provisions of the Delaware Code and (b) the waiver of the notice requirements set forth in Article IV.B.2.c(iv) of the Certificate. Until sufficient consents have been received from holders of Preferred Shares to approve the Merger pursuant to the Delaware Code and the Certificate, Escalade will provide copies of all consents received from holders of Preferred Shares immediately by facsimile to Mentor Graphics. Escalade acknowledges that upon receipt by Escalade of sufficient consents from holders of Preferred Shares to approve the Merger pursuant to the Delaware Code and the Certificate, the Merger will have been finally and irrevocably approved by the shareholders of Escalade. Escalade will promptly apply for or otherwise seek, and use its best efforts to obtain all other necessary consents and approvals required for the consummation of transactions contemplated by this Agreement.

4.4 NEGOTIATIONS WITH OTHERS Between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, Escalade will not initiate contact with or solicit any inquiry or proposal by or enter into any discussions or agreements with any third party in connection with any possible proposal regarding a merger, consolidation, sale of all or a substantial portion of the assets of Escalade or any similar transaction. Escalade agrees to promptly provide notice to Mentor Graphics of any solicitation or offer made by any third party in connection with a merger, consolidation, sale of all or a substantial portion of the assets of Escalade or any similar transaction.

4.5 ARTICLES AND BYLAWS Between the date of this Agreement and the Closing Date, Escalade will not amend its Articles of Incorporation or its Bylaws in effect as of the date of this Agreement.

4.6 INDEBTEDNESS Between the date of this Agreement and the Closing Date, Escalade will not, without the prior written consent of Mentor Graphics, incur or become subject to, or agree to incur or become subject to, any indebtedness, liability or obligation (absolute or contingent) other than in the ordinary course of business except as contemplated by this Agreement or any exhibit to this Agreement.

4.7 AGREEMENTS Between the date of this Agreement and the Closing Date, Escalade shall not, without prior consent of Mentor Graphics which shall not be unreasonably withheld, become a party to any contract, agreement, plan or other instrument outside the ordinary course of business.

4.8 ABSENCE OF CHANGE Between the Effective Date and the Closing Date, Escalade will not, without the prior written consent of Mentor Graphics, do any of the things listed in Section 2.13, clauses (a) through (i).

                     ARTICLE V. COVENANTS OF MENTOR GRAPHICS


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5.1      BREACH OF REPRESENTATIONS AND WARRANTIES Mentor Graphics will not take any action which is intended to cause or constitute a breach of any of the representations and warranties set forth in Article IV or which is intended to cause any of such representations and warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Mentor Graphics will give detailed notice thereof to Escalade and will use its best efforts to prevent or promptly to remedy such breach of inaccuracy.

5.2 CONSENTS Mentor Graphics will promptly apply for or otherwise seek, and use its best efforts to obtain all necessary consents and approvals, including the approval of its Board of Directors.

              ARTICLE VI. CONDITIONS TO OBLIGATIONS OF ALL PARTIES

The obligations of each of the parties are, at the option of each party, subject to the fulfillment of the conditions that at or before the Closing Date:

6.1 SHAREHOLDER APPROVAL The shareholders of Escalade shall have approved the Merger in accordance with the Certificate and the Delaware Code.

6.2 ABSENCE OF LEGAL PROCEEDING At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought (a) to restrain, prohibit, invalidate or set aside (in whole or in part) the transactions contemplated by this Agreement, (b) to obtain damages in connection with this Agreement, or (c) which would have a material adverse effect on this Agreement.

            ARTICLE VII. CONDITIONS TO OBLIGATIONS OF MENTOR GRAPHICS

The obligations of Mentor Graphics are subject to the conditions that at or before the Closing Date:

7.1 CORPORATE AUTHORIZATION Escalade shall have furnished to Mentor Graphics a copy, certified by the Secretary of Escalade, of resolutions duly adopted by the Board of Directors and the shareholders of Escalade which constitute all necessary corporate authorization for the consummation by Escalade of the transactions contemplated in this Agreement.

7.2 REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS The representations and warranties of Escalade contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true and correct in all material respects as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date (which shall be true and correct in all material respects at such time or times) and except for changes contemplated and permitted by this Agreement, with the same force and effect as if made as of the Closing Date. Escalade shall have performed or complied in all material respects with all terms, agreements and covenants and conditions required by this Agreement to be performed by it on or prior to the Closing Date. Escalade shall deliver a certificate of Escalade's President and Secretary to such effect on the Closing Date.

7.3 OPINION OF COUNSEL Mentor Graphics shall have received an opinion, dated the Closing Date, of Gunderson Dettmer, legal counsel for Escalade, which shall be in a form and substance satisfactory to Mentor Graphics, to the effect that:

         (a) Escalade is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Escalade has the corporate power to enter into and perform this Agreement.
         (b) All corporate acts and other proceedings required to be taken by Escalade and its shareholders to authorize the performance of this Agreement have been duly and properly taken. This Agreement constitutes the legal, valid and binding obligation of Escalade, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally from time to time in effect.


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7.4      NO ADVERSE CHANGE There shall have been no material adverse change in the assets, property and operations in the business of Escalade as a whole since the date of the Escalade Balance Sheet.

7.5 BOARD APPROVAL The Board of Directors of Mentor Graphics shall have approved this Agreement and the Merger, it being acknowledged by Escalade that such approval had not occurred as of the date of this Agreement.

7.6 DUE DILIGENCE Mentor Graphics shall in its sole discretion be satisfied with the results of its due diligence investigation of Escalade.

7.7 SETTLEMENT Escalade and Kwok-Woon Lai shall have executed and delivered a Settlement Agreement and General Release in form and substance satisfactory to Mentor Graphics.

               ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF ESCALADE

The obligations of Escalade under this Agreement are subject to the conditions that on or before the Closing Date:

8.1 OPINION OF COUNSEL Escalade shall have received an opinion, dated the Closing Date, of Dean Freed, General Counsel to Mentor Graphics, to the effect that:

         (a) Mentor Graphics is a corporation duly organized and in good standing under the laws of Oregon, and has the corporate power to enter into and perform the terms and provisions of this Agreement.

         (b) The execution and delivery by Mentor Graphics of this Agreement and the consummation by Mentor Graphics of the transactions contemplated by this Agreement will not conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any note, bond or mortgage, to which it is a party or violate any court order, writ, injunction or decree applicable to its properties or assets.

         (c) The execution, delivery and performance of this Agreement by Mentor Graphics has been approved by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Mentor Graphics enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally from time to time in effect.

         In rendering such opinion, Mentor Graphics' counsel may rely to the extent specified upon certificates as to matters of fact of officers of Mentor Graphics.

8.2 REPRESENTATIONS AND WARRANTIES The representations and warranties of Mentor Graphics contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true and correct in all material respects as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date (which shall be true and correct in all material respects at such time or times) and except for changes contemplated and permitted by this Agreement, with the same force and effect as if made as of the Closing Date and Mentor Graphics has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date and Mentor Graphics shall deliver an officer's certificate to such effect on the Closing Date.

                            ARTICLE IX. MISCELLANEOUS

9.1 GOVERNING LAW This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, except to the extent the Delaware Code applies to the Merger.

9.2      TERMINATION

         (a) This Agreement may be terminated at any time prior to the Closing Date by:

                  (i)      the mutual consent of Mentor Graphics and Escalade;

                  (ii) Mentor Graphics upon written notice to Escalade if Mentor Graphics discovers that any representation or warranty of Escalade or Shareholders is untrue or has been materially breached and such breach will not be cured by the Closing Date or that any covenant or condition to Mentor Graphics' obligations will not be met on the Closing Date;

                  (iii) Escalade upon written notice to Mentor Graphics if Escalade discovers that any representation or warranty of Mentor Graphics is untrue in any material respect or has been materially breached and such breach will not be cured by the Closing Date or that any covenant or condition to Escalade's and Shareholder's obligations will not be met on the Closing Date; or

                  (iv) by either party if the Closing shall not have occurred by May 15, 2000.

         (b) In the event of a termination under this Section 9.2, each party shall return to the other any documents, information, financial statements and the like provided to the other in the course of negotiating this transaction, and all information provided to either party shall be kept confidential pursuant to Section 9.4 below and shall not be used to the competitive advantage of the other.

         (c) No termination under this Section 9.2 or otherwise shall affect any claims either party has for breach of any provision of this Agreement or affect either party's rights to enforce any and all obligations under this Agreement which are specified in this Agreement as surviving termination of this Agreement.

9.3 COOPERATION AND PUBLICITY Each of the parties shall cooperate with the others in carrying out the transactions contemplated by this Agreement, and delivering instruments to perfect the conveyances, assignments and transfers contemplated in this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party. Escalade and Mentor Graphics shall coordinate all publicity relating to the transactions contemplated by this Agreement, and neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement without obtaining the prior consent of the other.

9.4 CONFIDENTIALITY OF AGREEMENT Escalade and Mentor Graphics agree that the terms of this Agreement, including but not limited to the consideration paid Escalade, will be maintained in strict confidence and will not be disclosed, except to the extent that such disclosure may be required by law or to obtain tax planning, legal or similar advice.

9.5 ASSIGNABILITY This Agreement shall not be assignable by either party, except that Mentor Graphics may at any time assign its rights and obligations under this Agreement to a wholly owned subsidiary of Mentor Graphics.

9.6 NOTICE Consents, requests, instruments, approvals and other communications provided for shall be valid if in writing and delivered personally or sent by prepaid first class mail as follows:

              If to Mentor Graphics:              If to Escalade:

              Mentor Graphics Corporation         Escalade Corporation.
              8005 S.W. Boeckman Road             2475 Augustine Drive
              Wilsonville, Oregon  97070          Santa Clara, California 95054

              Attn:   General Counsel             Attention:

         or to the attention of such other persons at such other addresses as may have been furnished by a party to the other party in writing.

9.7 SPECIFIC PERFORMANCE The parties agree that any breach or threatened breach of their respective obligations to complete the Merger cannot be remedied solely by the recovery of damages. In the event of a breach or threatened breach of such obligation, the other party will be entitled to specific performance of this Agreement, it being acknowledged that the business and assets of Escalade are unique. Nothing in this Agreement, however, shall be construed as prohibiting either party from pursuing, in conjunction with an action for specific performance or otherwise, any other remedies available at law or in equity for any such breach or threatened breach, including the recovery of damages.

9.8 AMENDMENT Prior to the Effective Date any provision of this Agreement may be amended or modified in whole or in part at any time, either before or after its approval by the Shareholders, by an agreement in writing among the parties approved by an authorized officer and executed in the same manner as this Agreement. In addition, either Mentor Graphics or Escalade may by an instrument in writing executed by it in the same manner as this Agreement:

         (a) extend the time for the performance of any of the agreements of the other;

         (b) waive any inaccuracies or representations or warranties by the other contained in this Agreement or in any document delivered pursuant to this Agreement;

         (c) waive performance by the other of any of the agreements to be performed by it under this Agreement; or

         (d) waive the satisfaction or fulfillment of any condition, the non-satisfaction or non-fulfillment of which is a condition to the right of the party so waiving to terminate this Agreement.

9.9 ENTIRE AGREEMENT This Agreement, including its schedules and exhibits, contains the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all previous written or oral negotiations, commitments, warranties, representations and agreements.

9.10 EXECUTION IN COUNTERPARTS This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.


MENTOR GRAPHICS CORPORATION                       ESCALADE CORPORATION

By   /s/ Dean Freed                               By  /s/ Jean-Pierre Braun
  ---------------------------------------           ---------------------------
Typed Name   Dean Freed                           Typed Name  Jean-Pierre Braun
          -------------------------------                     -----------------
Title  Vice President and General Counsel         Title  President and Ceo
      -----------------------------------                ----------------------
Date  4/28/00                                     Date  April 28, 2000
     ------------------------------------              ------------------------


MENTOR GRAPHICS ACQUISITION, INC.

By  /s/ Dean Freed
  ---------------------------------------
Typed Name   Dean Freed
           ------------------------------
Title  President
      -----------------------------------
Date  4/28/00
    -------------------------------------


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